EXHIBIT 99.1




          VISX Announces Third Quarter 2003 Earnings Results;
   Strong CustomVue Procedure Sales Drive Revenue and Profit Growth

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 22, 2003--VISX, INCORPORATED (NYSE:EYE) today announced financial results for the third quarter and nine months ended September 30, 2003.
    Third quarter revenues increased 28% to $39,268,000 from $30,560,000 for the comparable period of the prior year. The increase was driven by strong sales of VISX CustomVue procedures, which increased license and other revenue by 51% from $15,609,000 in the third quarter of last year to $23,494,000 in the third quarter of 2003.
    VISX reported a 25% increase in earnings per diluted share for the third quarter, in spite of a charge to earnings. Net income was $4,865,000, or $0.10 per diluted share, compared with net income of $4,469,000, or $0.08 per diluted share, in the comparable period of the prior year.
    Net income was in line with VISX guidance for the quarter, but was impacted by a non-recurring charge of $2.3 million associated with an accounts receivables balance with DVI Inc., a financing company that has filed for Chapter 11 bankruptcy protection. This charge negatively impacted the Company's earnings per diluted share by approximately $0.03. Without this charge, VISX would have exceeded its earnings guidance for the quarter.
    Liz Davila, chairman and CEO of VISX, stated, "Our third quarter results show the significant impact that CustomVue can have on our revenue and earnings. In its first full quarter of introduction, CustomVue procedures represented 39% of the $23.5 million in licensing revenue. And at 96% gross margins, this clearly contributed to our strong results in the quarter."
    Davila continued, "Enthusiasm to adopt the CustomVue procedure is strong. We reported a record 145 WaveScan System sales in the quarter, beating our estimate of 115 units by a wide margin. Procedure volume was up over the second quarter, a positive sign since the third quarter is typically a seasonally weak quarter. We believe this increase in volume is the result of enthusiasm by doctors and patients for the individualized treatments that CustomVue offers, as well as the early signs of an economic recovery."
    Revenue for the nine months ended September 30, 2003, was $105,687,000 compared with $103,784,000 for the comparable period of the prior year. Net income was $14,439,000, or $0.28 per share, in the first nine months of 2003 compared to net income of $16,888,000, or $0.31 per share, in the comparable period of the prior year.

    Financial Outlook:

    For the fourth quarter of 2003, VISX believes that revenue will be in the range of $37.0 to $38.0 million. Fourth quarter earnings per diluted share are expected to increase and be in the range of $0.13 to
0.15 cents.

    Organizational Announcement:

    VISX also stated today that Tim Maier, executive vice-president and chief financial officer, announced his plans to retire and will transition his responsibilities effective March 1, 2004. The Board of Directors has named Derek Bertocci, 49, currently vice-president and corporate controller, to succeed Mr. Maier as chief financial officer.
    Liz Davila stated, "Over the past eight years Tim has played a critical role in shaping VISX into the company that it is today. His dedication to VISX and commitment to excellence have made him a valued member of our executive team. While we are truly sorry that Tim will be leaving us, we are very fortunate to promote from within someone with Derek's strong financial background and comprehensive understanding of our business."
    Mr. Bertocci joined VISX in 1995 as corporate controller. He was named vice president and controller in 1998. Prior to that, he was corporate controller for Time Warner Interactive from 1993 to 1995. From 1987 to 1993 he was controller and assistant treasurer for Datron Systems, Inc. Mr. Bertocci became a Certified Public Accountant in 1980. He holds a B.A. from Stanford and an MBA from USC.

    Conference Call:

    VISX management will discuss its third quarter results and future business outlook on a conference call at 4:30 p.m. eastern time on October 22, 2003. The call will be Webcast live at www.visx.com and will be available for a period of one week following the call.
    A telephone rebroadcast of the call will also be available for one week following the conclusion of the call. To access the rebroadcast via telephone, call 888-203-1112 and enter reservation number 608255.

    About VISX CustomVue Vision Correction:

    CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person's visual error is unique and can now be captured through the use of the VISX WaveScan System. The information is digitally recorded, transferred to the VISX Star S4 System and the CustomVue vision correction procedure is customized based on the specific refractive errors of the individual. This means that the CustomVue procedure has the potential to improve vision beyond correction with contacts and glasses.

    About VISX:

    VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 5 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX can be found on the worldwide web at www.VISX.com.

    This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements that we are only beginning to see the effects of CustomVue procedures on our business, that revenue in the fourth quarter will be in the range of $37.0 to $38.0 million, and that EPS for the fourth quarter will be in the range of $0.13 to $0.15 cents, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that adverse economic conditions may cause our revenues to decline, that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Quarterly Reports on Form 10Q for the quarters ended March 31, 2003 and June 30, 2003. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

    Editors' Note: VISX, VISX WaveScan, WaveScan, VISX CustomVue, and CustomVue and are trademarks of VISX, Incorporated.

                          VISX, Incorporated
            Condensed Consolidated Statement of Operations
               (In thousands, except per share amounts)

                         Three Months Ended       Nine Months Ended
                            (Unaudited)              (Unaudited)
                      ------------------------ -----------------------
                      09/30/2003   09/30/2002  09/30/2003  09/30/2002
                      ----------- ------------ ----------- -----------
System revenues          $11,136      $10,216     $28,743     $32,935
Service and parts
 revenues                  4,638        4,735      13,709      14,669
License and other
 revenues                 23,494       15,609      63,235      56,180
                      ----------- ------------ ----------- -----------

  Total revenues          39,268       30,560     105,687     103,784
                      ----------- ------------ ----------- -----------

Cost of revenues          16,335       11,539      40,549      35,463
Marketing, general and
 administrative           10,538        8,831      30,846      31,675
Research, development
 and regulatory            4,814        4,601      13,649      13,625
                      ----------- ------------ ----------- -----------

  Total costs and
   expenses               31,687       24,971      85,044      80,763
                      ----------- ------------ ----------- -----------

  Income from
   operations              7,581        5,589      20,643      23,021

Interest and other
 income, net                 369        1,505       3,130       4,597
                      ----------- ------------ ----------- -----------

  Income before income
   taxes                   7,950        7,094      23,773      27,618
Provision for income
 taxes                     3,085        2,625       9,334      10,730
                      ----------- ------------ ----------- -----------

  Net income              $4,865       $4,469     $14,439     $16,888
                      =========== ============ =========== ===========

Earnings per share
  Basic                    $0.10        $0.09       $0.29       $0.31
                      ----------- ------------ =========== ===========

  Diluted                  $0.10        $0.08       $0.28       $0.31
                      =========== ============ =========== ===========

Shares used for
 earnings per share
  Basic                   48,065       52,483      49,816      53,620
                      ----------- ------------ =========== ===========

  Diluted                 50,132       52,904      50,995      54,429
                      =========== ============ =========== ===========



                 Condensed Consolidated Balance Sheet
                            (In thousands)

                                              (Unaudited)
                                               09/30/2003  12/31/2002
                                              ----------- ------------
Cash, cash equivalents and short-term
 investments                                     $68,998     $122,955
Accounts receivable, net                          24,721       24,559
Inventories                                       13,109       12,751
Other current assets                              17,901       23,488
                                              ----------- ------------

  Current assets                                 124,729      183,753

Property and equipment, net                        7,833        6,498
Long-term deferred tax and other assets           13,413       10,341
                                              ----------- ------------

  Total assets                                  $145,975     $200,592
                                              =========== ============

Accounts payable                                  $4,004       $4,341
Accrued liabilities                               33,924       41,061
                                              ----------- ------------

  Current liabilities                             37,928       45,402

Long term liabilities                                219           --
Stockholders' equity                             107,828      155,190
                                              ----------- ------------

  Total liabilities and stockholders' equity    $145,975     $200,592
                                              =========== ============

    CONTACT: VISX
             Jackie Cossmon, 408-773-7600